Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-3 Registration Statement of Eclipse Resources Corporation filed pursuant to Rule 415 of the Securities Act of 1933 of our reports dated January 20, 2015; April 16, 2014; and April 22, 2014, with respect to estimates of reserves and future net revenue of Eclipse Resources I, LP, as of December 31, 2014; December 31, 2013; and December 31, 2012, respectively. We also hereby consent to all references to our firm included in this Amendment No. 1 to Form S-3 Registration Statement, including under the caption “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Executive Vice President

Dallas, Texas

September 17, 2015

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